Exhibit 99.1

VIRCO REPORTS $0.60 EPS FOR SECOND QUARTER DRIVEN BY 40% INCREASE IN REVENUE AS U.S. FACTORIES PROVIDE TIMELY SUPPORT FOR SCHOOL REOPENINGS

HIGHLIGHTS:

•SIGNIFICANT INCREASE IN REVENUE RESULTS IN HIGHER GROSS MARGIN, IMPROVED OPERATING LEVERAGE, AND INCREASED PROFITABILITY
•BACKLOG CONTINUES TO PROVIDE STRONG VISIBILITY ON CONTINUED YEAR-OVER-YEAR REVENUE GROWTH AND HIGHER EARNINGS

Torrance, California—September 13, 2022—Virco Mfg. Corporation (Nasdaq: VIRC), the largest manufacturer and supplier of movable furniture and equipment for educational environments in the United States, today reported financial results for the fiscal quarter ended July 31, 2022 (second quarter of fiscal 2023).

Net sales were $82.8 million for the second quarter of fiscal 2023, an increase of $23.8 million or 40.3% from $59.0 million for the same period of the prior fiscal year.

Net income was $9.7 million, or $0.60 per diluted share for the second quarter of fiscal 2023, an increase of $5.9 million or 157% from net income of $3.8 million, or $0.24 per diluted share, for the same period of the prior fiscal year.

The Company delivered approximately $21 million more in the months of June and July compared to the same period in the prior year. Subsequent to July 31, 2022, the Company delivered nearly $17 million more in August 2022 compared to the prior year, continuing its ability to service the traditional summer delivery cycle despite the current year supply chain challenges.

At the end of July, the Company’s preferred measure of overall business activity—Actual Year-to-Date Shipments plus the unshipped backlog (“Shipments plus Backlog”)— stood at $194.7 million, compared to $154.6 million on the same date in the prior year. The $40.1 million increase represents a meaningfully higher level of orders and factory output that management believes will return the Company to profitability on an annual basis.

Robert Virtue, Chairman and CEO of Virco, said, “Our second quarter results reflect the positive impact of the actions we took entering this year to improve our ability to manage through the challenges of supply chain disruption and increases in raw material costs, while capitalizing on the strong increase we have seen in demand as more schools shift back to the reliability we offer through our vertically integrated, U.S.-based production and distribution facilities. In June and July, we increased shipments by more than $21 million over the prior year, largely due to our successful efforts to increase factory output and continue to deliver high quality, innovative equipment and furniture to schools across the United States. The higher level of revenue enabled us to realize greater operating leverage, which contributed to our increased profitability. I would like to thank our dedicated, immensely skilled employees whose outstanding efforts during an extremely busy and productive second quarter enabled us to continue fulfilling our mission to support students, schools and communities at the beginning of the new school year.”

Doug Virtue, President of Virco, added, “Our backlog continues to be strong and we have gotten off to an excellent start in our fiscal third quarter by shipping nearly $17 million more during the month of August than we did in the same month last year. We are also realizing more of the advantages of our direct-to-schools business model that gives us excellent visibility on the product requirements and timelines of our customers, which enables us to more efficiently manage working capital. We have been able to comfortably finance this year’s growth with our existing credit facility and we still have substantial borrowing capacity to support future anticipated growth. Our inventories are under excellent control and, maybe most importantly, we’ve been able to make on-time deliveries of unique, customized school furniture because of our proximity to the customer and the operational latitude of our factories and delivery teams. We are executing well, and with the improved operating leverage we are realizing as we increase sales and factory output, we expect to continue delivering strong financial results for our shareholders.”

SECOND QUARTER FISCAL 2023 FINANCIAL RESULTS

Net sales were $82.8 million for the second quarter of fiscal 2023, a $23.8 million or 40.3% increase from $59.0 million for the same period of the prior fiscal year.

Gross margin was 38.5% for the second quarter of fiscal 2023, compared with 37.8% in the same quarter of the prior fiscal year. The increase in gross margin was primarily due to a 30% increase in factory output that contributed to favorable leverage on factory overhead costs. While the Company implemented a price increase earlier in the year, the higher pricing failed to fully offset the inflationary impact of higher raw material costs. An additional pricing adjustment has been implemented for orders shipping during the fourth quarter of fiscal 2023 that management believes will enable the Company to fully recover the significant increase in raw material costs experienced this year.

Selling, general, and administrative expense (SG&A) was $20.7 million for the second quarter of fiscal 2023, compared with $16.3 million for the same period of the prior fiscal year. The increase in SG&A was largely attributable to increased variable selling expenses resulted from higher level of sales. However, the Company was able to keep the growth rate in SG&A expense below the growth rate in net sales, resulting in improved operating leverage and higher profitability.

Interest expense was $698,000 for the second quarter of fiscal 2023, compared to $359,000 for the same period of the prior fiscal year. The increase in interest expense reflects increased borrowings on the Company’s credit facility to support the higher level of business activity, as well as slightly higher interest rates.

Income tax expense was $295,000 for the second quarter of fiscal 2023, compared to $1.2 million for the same period of the prior fiscal year. The decrease in income tax expense reflects the recording of a valuation allowance needed for federal deferred tax assets and certain state net operating loss carryforwards which commenced in the fourth quarter of fiscal year ended January 31, 2022 and continued through the period ended July 31, 2022.

About Virco Mfg. Corporation

Founded in 1950, Virco Mfg. Corporation is the largest manufacturer and supplier of moveable educational furniture and equipment for the preschool through 12th grade market in the United States. The Company manufactures a wide assortment of products, including mobile tables, mobile storage equipment, desks, computer furniture, chairs, activity tables, folding chairs and folding tables. Along with serving customers in the education market - which in addition to preschool through 12th grade public and private schools includes: junior and community colleges; four-year colleges and universities; trade, technical and vocational schools - Virco is a furniture and equipment supplier for convention centers and arenas; the hospitality industry with respect to banquet and meeting facilities; government facilities at the federal, state, county and municipal levels; and places of worship. The Company also sells to wholesalers, distributors, traditional retailers and catalog retailers that serve these same markets. With operations entirely based in the United States, Virco designs, manufactures, and ships its furniture and equipment from one facility in Torrance, CA and three facilities in Conway, AR. More information on the Company can be found at www.virco.com.

Contact:
Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

Non-GAAP Financial Information

This press release includes a statement of shipments plus unshipped backlog as of July 31, 2022 and August 31, 2022 compared to the same date in the prior fiscal year. Shipments represent the dollar amount of net sales actually shipped during the period presented. Unshipped backlog represents the dollar amount of net sales that we expect to recognize in the future from sales orders that have been received from customers in the ordinary course of business. The Company considers shipments plus unshipped backlog a relevant and preferred supplemental measure for production and delivery planning. However, such measure has inherent limitations, is not required to be uniformly applied or audited and other companies may use methodologies to calculate similar measures that are not comparable. Readers should be aware of these limitations and should be cautious as to their use of such measure.

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: our future financial results and growth in our business; business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry generally, including the domestic market for classroom furniture; cost control initiatives; absorption rates; and supply chain challenges. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2022, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

Financial Tables Follow

Virco Mfg. Corporation

Unaudited Consolidated Balance Sheets

	7/31/2022	1/31/2022	7/31/2021
	(In thousands)

Assets
Current assets
Cash	$2,179	$1,359	$641
Trade accounts receivables, net	44,286	17,769	34,400
Other receivables	95	118	51
Income tax receivable	111	152	124
Inventories	61,228	47,373	42,393
Prepaid expenses and other current assets	2,068	2,076	2,151
Total current assets	109,967	68,847	79,760
Non-current assets
Property, plant and equipment
Land	3,731	3,731	3,731
Land improvements	653	653	734
Buildings and building improvements	51,456	51,334	51,263
Machinery and equipment	115,029	113,315	112,544
Leasehold improvements	1,012	1,009	993
Total property, plant and equipment	171,881	170,042	169,265
Less accumulated depreciation and amortization	136,973	134,715	133,517
Net property, plant and equipment	34,908	35,327	35,748
Operating lease right-of-use assets	12,115	13,870	15,602
Deferred tax assets, net	488	399	10,840
Other assets, net	8,051	8,002	7,972
Total assets	$165,529	$126,445	$149,922

Virco Mfg. Corporation

Unaudited Condensed Consolidated Balance Sheets

	7/31/2022	1/31/2022	7/31/2021
	(In thousands, except share and par value data)

Liabilities
Current liabilities
Accounts payable	$27,290	$19,785	$18,821
Accrued compensation and employee benefits	6,873	5,596	5,502
Current portion of long-term debt	22,736	340	5,526
Current portion operating lease liability	4,909	4,734	4,678
Other accrued liabilities	10,057	5,829	9,147
Total current liabilities	71,865	36,284	43,674
Non-current liabilities
Accrued self-insurance retention	1,436	965	1,374
Accrued pension expenses	15,238	15,430	19,000
Income tax payable	73	71	65
Long-term debt, less current portion	14,504	14,173	14,738
Operating lease liability, less current portion	9,241	11,437	13,429
Other long-term liabilities	667	639	685
Total non-current liabilities	41,159	42,715	49,291
Commitments and contingencies
Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 16,210,985 shares at 7/31/2022 and 16,102,023 at 1/31/2022 and 7/31/2021	162	161	161
Additional paid-in capital	120,684	120,492	119,985
Accumulated deficit	(62,582)	(67,178)	(52,191)
Accumulated other comprehensive loss	(5,759)	(6,029)	(10,998)
Total stockholders’ equity	52,505	47,446	56,957
Total liabilities and stockholders’ equity	$165,529	$126,445	$149,922

Virco Mfg. Corporation

Unaudited Condensed Consolidated Statements of Income

	Three months ended
	7/31/2022	7/31/2021
	(In thousands, except per share data)
Net sales	$82,797	$59,022
Costs of goods sold	50,952	36,703
Gross profit	31,845	22,319
Selling, general and administrative expenses	20,671	16,251
Operating income	11,174	6,068
Unrealized loss on investment in trust account	305	—
Pension expense	196	724
Interest expense	698	359
Income before income taxes	9,975	4,985
Income tax expense	295	1,225
Net income	$9,680	$3,760

Net income per common share:
Basic	$0.60	$0.24
Diluted	$0.60	$0.24
Weighted average shares of common stock outstanding:
Basic	16,108	15,920
Diluted	16,108	15,929

Virco Mfg. Corporation

Unaudited Condensed Consolidated Statements of Operations

	Six months ended
	7/31/2022	7/31/2021
	(In thousands, except per share data)
Net sales	$114,881	$87,389
Costs of goods sold	73,329	57,382
Gross profit	41,552	30,007
Selling, general and administrative expenses	35,122	28,234
Operating income	6,430	1,773
Unrealized loss on investment in trust account	305	—
Pension expense	391	1,230
Interest expense	1,125	652
Income (loss) before income taxes	4,609	(109)
Income tax expense	13	40
Net income (loss)	$4,596	$(149)

Net income (loss) per common share:
Basic	$0.29	$(0.01)
Diluted	$0.29	$(0.01)
Weighted average shares of common stock outstanding:
Basic	16,071	15,872
Diluted	16,071	15,872